EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACHILLION PHARMACEUTICALS, INC.

Achillion Pharmaceuticals, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is Achillion Pharmaceuticals, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 5, 1998. The Certificate of Incorporation was amended and restated on August 17, 1998 and January 28, 2000, further amended on October 16, 2000 and further amended and restated on November 19, 2001 and November 24, 2004.

2. This Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate of Incorporation of the Corporation and was duly adopted by unanimous written consent of the Board of Directors of the Corporation (the “Board”) and written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware. The resolution setting forth the Amended and Restated Certificate of Incorporation is as follows:

ARTICLE I.

The name of the Corporation is: Achillion Pharmaceuticals, Inc.

ARTICLE II.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 161,953,571 shares, consisting of (i) 85,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 76,953,571 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), of which Two Hundred Fifty Thousand (250,000) shares shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), Fifteen Million Eight Hundred Sixteen Thousand Six Hundred Sixty-Six (15,816,666) shares shall be designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), Twenty-Two Million Four Hundred Thirty-Five Thousand Eight Hundred and Two (22,435,802) shares shall be designated “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”), Two Million Three Hundred Thousand Four Hundred Thirty-Seven (2,300,437) shares shall be designated “Series C-1 Convertible Preferred Stock” (the “Series C-1 Preferred Stock”), and Twenty Million Three Hundred Thirty-Four Thousand (20,334,000) shares shall be designated “Series C-2 Convertible Preferred Stock” (the “Series C-2 Preferred Stock”, and, together with the Series C-1 Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock, the “Senior Preferred Stock”).

B. Each share of Common Stock shall be identical in all respects and for all purposes and entitled to one vote in all proceedings in which action may or is required to be taken by stockholders of the Corporation; participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the Board, subject to any dividend preference in favor of Preferred Stock, and share ratably in all distributions of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, subject to any liquidation rights and preferences in favor of Preferred Stock. The Board is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of all or any of the remaining shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the powers, designation, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof; provided, however, that such authority may be exercised only upon the occurrence of an event provided for in Section 4(d)(ii) hereof and then only in compliance with the provisions of that Section.

C. The following is a statement of the powers, designations, preferences, privileges, rights, qualifications, limitations and restrictions of the Series A, Series B, Series C, Series C-1 and Series C-2 Preferred Stock of the Corporation.

1. Dividends, Other Distributions.

(a) The holders of the Series B Preferred Stock, the holders of the Series C Preferred Stock, the holders of the Series C-1 Preferred Stock and the holders of Series C-2 Preferred Stock shall be entitled to receive, when and if declared by the Board, on a pari passu basis with each other, out of funds legally available therefor, prior and in preference to the declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Series A Preferred Stock and

Common Stock, quarterly dividends at the per annum rate of (i) (A) $.015 per share of Series B Preferred Stock from the date of issuance until November 20, 2001 and (B) $.06 per share of Series B Preferred Stock thereafter (together, the “Series B Accruing Dividends”), (ii) $.07245 per share of Series C Preferred Stock (the “Series C Accruing Dividends”), (iii) $.08694 per share of Series C-1 Preferred Stock (the “Series C-1 Accruing Dividends”) and (iv) $.12 per share of Series C-2 Preferred Stock (the “Series C-2 Accruing Dividends”) (in each case as adjusted for stock splits, stock dividends, recapitalizations or the like). The Series B, the Series C, the Series C-1 and the Series C-2 Accruing Dividends shall accrue from day to day from the date of issuance (except, with respect to Series B Preferred Stock, as set forth in the prior sentence), whether or not earned or declared, and shall be cumulative. In addition, the Series B, the Series C, the Series C-1 and the Series C-2 Preferred Stock shall be entitled to dividends at the same rate as the Corporation’s Common Stock when and as declared on the Common Stock, based on the number of whole shares of Common Stock into which the Series B, Series C, Series C-1 and Series C-2 Preferred Stock is convertible on the date any dividend is declared. No dividends or other distributions shall be declared or paid on any Series B Preferred Stock unless a dividend or distribution is declared and paid with respect to all outstanding shares of Series C, Series C-1 and Series C-2 Preferred Stock at the same time as such dividends or distributions are paid on the Series B Preferred Stock. No dividends or other distributions shall be declared or paid on any Series C Preferred Stock unless a dividend or distribution is declared and paid with respect to all outstanding shares of Series B, Series C-1 and Series C-2 Preferred Stock at the same time as such dividends or distributions are paid on the Series C Preferred Stock. No dividends or other distributions shall be declared or paid on any Series C-1 Preferred Stock unless a dividend or distribution is declared and paid with respect to all outstanding shares of Series B, Series C and Series C-2 Preferred Stock at the same time as such dividends or distributions are paid on the Series C-1 Preferred Stock. No dividends or other distributions shall be declared or paid on any Series C-2 Preferred Stock unless a dividend or distribution is declared and paid with respect to all outstanding shares of Series B, Series C and Series C-1 Preferred Stock at the same time as such dividends or distributions are paid on the Series C-2 Preferred Stock.

(b) No dividends or other distributions shall be declared or paid on any Common Stock unless a dividend or distribution is declared and paid with respect to all outstanding shares of Series A Preferred Stock at the same time as such dividends or distributions are paid on the Common Stock in an amount for each such share of Series A Preferred Stock equal to the amount of such dividends or distributions that would be payable on such number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible on the record date fixed for such dividends or distributions.

(c) In the event the Corporation shall declare a distribution (other than any distribution described in Section IV.C.2) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each case the holders of the Series A, Series B, Series C, Series C-1 or Series C-2 Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A, Series B, Series C, Series C-1 or Series C-2 Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A, Series B, Series C, Series C-1 or Series C-2 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(a) The holders of Series C-2 Preferred Stock shall first be entitled to be paid, prior and in preference to any distribution or payment of any of the assets of the Corporation to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or any other equity security ranking on liquidation junior to the Series C-2 Preferred Stock, by reason of their ownership thereof, an amount equal to $3.00 per share of Series C-2 Preferred Stock, as adjusted for any combinations, consolidations, recapitalizations, stock splits or stock distributions or dividends with respect to such shares, plus, in the case of each share of Series C-2 Preferred Stock, an amount equal to all Series C-2 Accruing Dividends unpaid thereon, whether or not declared, and any other dividends declared but unpaid thereon computed to the date payment thereof is made available (such amount payable with respect to one share of Series C-2 Preferred Stock being sometimes referred to as the “Series C-2 Liquidation Preference Payment” and with respect to all shares of Series C-2 Preferred Stock being sometimes referred to as the “Series C-2 Liquidation Preference Payments”). In the event of a liquidation, dissolution or winding up of the Corporation, the Series C-2 Accruing Dividends shall be paid in additional shares of Series C-2 Preferred Stock in an amount equal to the aggregate Series C-2 Accruing Dividends then payable (expressed as a dollar amount) divided by $1.50 per share, as adjusted for any combinations, consolidations, recapitalizations, stock splits or stock distributions or dividends with respect to such shares (the “Series C-2 Original Cost”). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series C-2 Preferred Stock shall be insufficient to permit payment in full to the holders of Series C-2 Preferred Stock of the Series C-2 Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of the Series C-2 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV.C.2(a).

(b) If, upon the completion of the distributions contemplated by Section IV.C.2(a), assets and funds remain available for distribution by the Corporation, then the holders of Series B Preferred Stock, the holders of Series C Preferred Stock and the holders of Series C-1 Preferred Stock shall be entitled to be paid on a pari passu basis with each other, prior and in preference to any distribution or payment of any of the assets of the Corporation to the holders of Common Stock, Series A Preferred Stock or any other equity security ranking on liquidation junior to the Series C-2 Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock and Series B Preferred Stock by reason of their ownership thereof, an amount equal to, respectively, (i) $1.50 per share of Series B Preferred Stock, as adjusted for any combinations, consolidations, recapitalizations, stock splits or stock distributions or dividends with respect to such shares (the “Series B Original Cost”) plus, in the case of each share of Series B Preferred Stock, an amount equal to all Series B Accruing Dividends unpaid thereon, whether or not declared, and any other dividends declared but unpaid thereon computed to the date payment thereof is made available (such amount payable with respect to one share of Series B

Preferred Stock being sometimes referred to as the “Series B Liquidation Preference Payment” and with respect to all shares of Series B Preferred Stock being sometimes referred to as the “Series B Liquidation Preference Payments”), (ii) $1.81128 per share of Series C Preferred Stock, as adjusted for any combinations, consolidations, recapitalizations, stock splits or stock distributions or dividends with respect to such shares (the “Series C Original Cost”) plus, in the case of each share of Series C Preferred Stock, an amount equal to all Series C Accruing Dividends unpaid thereon, whether or not declared, and any other dividends declared but unpaid thereon computed to the date payment thereof is made available (such amount payable with respect to one share of Series C Preferred Stock being sometimes referred to as the “Series C Liquidation Preference Payment” and with respect to all shares of Series C Preferred Stock being sometimes referred to as the “Series C Liquidation Preference Payments”) and (iii) $2.1735 per share of Series C-1 Preferred Stock as adjusted for any combinations, consolidations, recapitalizations, stock splits or stock distributions or dividends with respect to such shares (the “Series C-1 Original Cost”) plus, in the case of each share of Series C-1 Preferred Stock, an amount equal to all Series C-1 Accruing Dividends unpaid thereon, whether or not declared, and any other dividends declared but unpaid thereon computed to the date payment thereof is made available (such amount payable with respect to one share of Series C-1 Preferred Stock being sometimes referred to as the “Series C-1 Liquidation Preference Payment” and with respect to all shares of Series C-1 Preferred Stock being sometimes referred to as the “Series C-1 Liquidation Preference Payments”). In the event of a liquidation, dissolution or winding up of the Corporation, (i) the Series B and Series C Accruing Dividends shall be paid in additional shares of Series B or Series C Preferred Stock, respectively, in an amount equal to the aggregate Series B or Series C Accruing Dividends then payable (expressed as a dollar amount) divided by the Series C Original Cost and (ii) the Series C-1 Accruing Dividends shall be paid in additional shares of Series C-1 Preferred Stock in an amount equal to the aggregate Series C-1 Accruing Dividends then payable (expressed as a dollar amount) divided by the Series C-1 Original Cost. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B, Series C and Series C-1 Preferred Stock shall be insufficient to permit payment in full to the holders of Series B, Series C and Series C-1 Preferred Stock, respectively, of the Series B, Series C and Series C-1 Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of the Series B, Series C and Series C-1 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section IV.C.2(b).

(c) If, upon the completion of the distributions contemplated by Sections IV.C.2(a) and (b), assets and funds remain available for distribution by the Corporation, then the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation available for distribution, whether from capital, surplus, earnings, or otherwise to the holders of the Common Stock or any other equity security of the Corporation ranking on liquidation junior to the Series A Preferred Stock, by reason of their ownership of such with respect to each share of Series A Preferred Stock, an amount equal to $1.00 for each share of Series A Preferred Stock as adjusted for any combinations, consolidations, recapitalizations, stock splits or stock distributions or dividends with respect to such shares (the “Series A Original Cost”) plus any accrued but unpaid dividends on such share (such amount payable with respect to one share of Series A Preferred Stock being sometimes referred to as the “Series A Liquidation Payment” and with respect to all shares of Series A Preferred Stock being sometimes referred to as the “Series A Liquidation Preference Payments”). The assets and funds thus distributed among the holders of the Series A Preferred Stock shall be distributed among the holders of the Series A Preferred Stock in proportion to the full Series A Liquidation Preference Payment each such holder is otherwise entitled to receive in accordance with the preceding sentence.

(d) If, upon the completion of the distributions contemplated by Sections IV.C.2(a), (b) and (c), assets and funds remain available for distribution by the Corporation, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the number of shares of Common Stock then held by them.

(e) Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Series A, Series B, Series C, Series C-1 and Series C-2 Liquidation Preference Payments and the place where said Series A, Series B, Series C, Series C-1 and Series C-2 Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, not less than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, to the holders of record of Series A, Series B, Series C, Series C-1 and Series C-2 Preferred Stock, and shall also notify such holders in writing of the final approval of such transaction. Such notices set forth in the immediately preceding sentence shall be addressed to each such holder at its address as shown by the records of the Corporation. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein.

(f) For purposes of this Section IV.C.2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include (i) the acquisition of the Corporation by another person or entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; or (ii) a sale of all or substantially all of the assets of the Corporation.

(g) Whenever the distribution provided for in this Section IV.C.2 shall be payable (i) in securities, such securities shall be valued as follows:

(x) securities not subject to investment letter or other similar restrictions on free marketability:

(1) if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the 30-day period ending three (3) days prior to the closing of the liquidation;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of the liquidation; and

(3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board; and

(y) securities subject to investment letter or other restrictions shall be valued at the fair market value, as determined in good faith by the Board.

or (ii) in property other than securities or cash, the “fair market value” of the assets or property to be distributed in such event shall be determined in good faith by the Board.

(h) In the event the requirements Sections IV.C.2(e) and IV.C.2(f) are not complied with or waived by the holders of (i) at least a majority of the Series A, Series B and Series C-1 Preferred Stock then outstanding, voting together as a class and not as separate series, and (ii) at least sixty-six and two-thirds percent (66 2/3%) of the Series C Preferred Stock and Series C-2 Preferred Stock then outstanding, voting together as a single class and not as separate series, the Corporation shall forthwith either:

(i) cause such closing to be postponed until such time as the requirements of Sections IV.C.2(e) and IV.C.2(f) have been complied with; or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A, Series B, Series C, Series C-1 and Series C-2 Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the applicable notice referred to in Section IV.C.2(e) hereof.

3. Voting Rights.

(a) General Voting Rights. Except as otherwise provided herein, and except as otherwise required by law, the holder of each share of Common Stock issued and outstanding shall have one vote per share and the holder of each share of Preferred Stock shall be entitled to the number of votes as is equal to the number of shares of Common Stock into which such holder’s shares of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matter (ignoring solely for the purposes hereof the Series B Accruing Dividends, the Series C Accruing Dividends, the Series C-1 Accruing Dividends and the Series C-2 Accruing Dividends, as the case may be, in such conversion calculation), or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or required by law), such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest lower whole number.

(b) Voting for the Election of Directors. The holders of Series C Preferred Stock shall be entitled to elect two (2) directors of the Corporation at each annual election of directors. The holders of Series B Preferred Stock shall be entitled to elect three (3) directors of the Corporation at each annual election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis (ignoring solely for the purposes hereof the Series B Accruing Dividends, the Series C Accruing Dividends, the Series C-1 Accruing Dividends and the Series C-2 Accruing Dividends, as the case may be, in such conversion calculation)) shall be entitled to elect any remaining directors of the Corporation. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section IV.C.3(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, without cause, by, and only by, the affirmative vote of a majority of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

(c) Termination. The rights of the holders of the Series B Preferred Stock pursuant to the second sentence of Subsection 3(b) shall terminate on the first date on which there are issued and outstanding less than 3,000,000 shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares). The rights of the holders of the Series C Preferred Stock pursuant to the first sentence of Subsection 3(b) shall terminate on the first date on which there are issued and outstanding less than 4,750,000 shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting such shares).

4. Conversion of Preferred Stock. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Subject to the terms and conditions of this Section IV.C.4, the holder of any share or shares of Series A, Series B, Series C, Series C-1 or Series C-2 Preferred Stock shall have the right, at its option at any time, to convert any such shares of such series of Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on such series of Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by dividing the Original Cost in effect for such share of such series of Preferred Stock by the Conversion Price (as hereinafter defined) applicable to such share of such series of Preferred Stock, determined as hereafter provided, as last adjusted and in effect on the date the certificate is surrendered for conversion. The

“Conversion Price” for the Series A, Series B, Series C and Series C-1 Preferred Stock shall initially be the Series A Original Cost, Series B Original Cost, Series C Original Cost, Series C-1 Original Cost and Series C-2 Original Cost, respectively. The Series A, Series B, Series C, Series C-1 and Series C-2 Conversion Price shall be subject to adjustment as hereinafter provided. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of such series of Preferred Stock into Common Stock and by surrender of a certificate or certificates (or an affidavit of lost stock certificate with respect thereto) for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section IV.C.4(a) and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates (or an affidavit of lost stock certificate with respect thereto) for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the applicable Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. If the conversion is in connection with a public offering of the securities of the Corporation pursuant to the Securities Act of 1933, as amended, the conversion shall be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(c) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, excluding Series B Accruing Dividends, Series C Accruing Dividends, Series C-1 Accruing Dividends and Series C-2 Accruing Dividends, accrued and unpaid on the shares of Series B, Series C, Series C-1 and Series C-2 Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section IV.C.4(b). In addition, upon each conversion, including a conversion in connection with a public offering of securities of the Corporation pursuant to the Securities Act of 1933, as amended, (i) Series B and Series C Accruing Dividends shall be paid, whether or not declared, in additional shares of Series B or Series C Preferred Stock, respectively, in an amount equal to the aggregate Series B or Series C Accruing Dividends then payable (expressed as a dollar amount) divided by the Series C Original Cost, such that the conversion shall take into account the number of shares of Series B and Series C Preferred Stock, respectively, as to which the Series B and Series C Accruing Dividend has accrued as of the date of such conversion, (ii) Series C-1 Accruing Dividends shall be paid, whether or not declared, in additional shares of Series C-1 Preferred Stock in an amount equal to the aggregate Series C-1 Accruing Dividends then payable (expressed as a dollar amount) divided by the Series C-1 Original Cost, such that the conversion shall take into account the number of shares of Series C-1 Preferred Stock as to which the Series C-1 Accruing Dividend has accrued as of the date of such conversion and (iii) Series C-2 Accruing Dividends shall be paid, whether or not declared, in additional shares of Series C-2 Preferred Stock in an amount equal to the aggregate Series C-2 Accruing Dividends then payable (expressed as a dollar amount) divided by the Series C-2 Original Cost, such that the conversion shall take into account the number of shares of Series C-2 Preferred Stock as to which the Series C-2 Accruing Dividend has accrued as of the date of such conversion. In case the number of shares of Preferred Stock represented by the certificate or certificates (or an affidavit of lost stock certificate with respect thereto) surrendered pursuant to Section IV.C.4(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section IV.C.4(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board.

(d) Adjustment of Price Upon Issuance of Common Stock.

(i) Special Definitions. For purposes of this Section IV.C.4(d), the following terms shall have the following meanings:

(1) “Original Issue Date” shall mean the date on which the first share of Series C-2 Preferred Stock was first issued.

(2) “Pro Rata Share” with respect to each holder of Series B Preferred Stock shall mean that portion of the total dollar amount of the Dilutive Issuance (as defined below) equal to the amount of the Dilutive Issuance actually offered to all holders of Series B Preferred Stock by the Board multiplied by a fraction, the numerator of which is the number of shares of Series B Preferred Stock then held by such holder, and the denominator of which is the total number of shares of Series B Preferred Stock then outstanding.

(3) “Dilutive Issuance” shall mean an issuance of Additional Stock (as defined below) for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issuance.

(4) “Participating Investor” shall mean any holder of Series B Preferred Stock that purchases at least its Pro Rata Share of a Dilutive Issuance.

(5) “Nonparticipating Investor” shall mean any holder of Series B Preferred Stock that is not a Participating Investor.

(ii) Special Conversion of Series B Preferred Stock.

(1) In the event the Corporation proposes to undertake a Dilutive Issuance, it shall give a written notice (the “Issuance Notice”) to each holder of Series B Preferred Stock of its intention, describing the type of new securities, the price and number of shares and the general terms upon which the Corporation proposes to issue such new securities, at least thirty (30) days prior to the date of such Dilutive Issuance. Each holder of Series B Preferred Stock may, within twenty (20) days from the date of the Issuance Notice, provide written notice to the Corporation that such holder agrees to become a Participating Investor for the price and upon the terms specified in the Issuance Notice. In the event that such holder fails to give such notice within the twenty (20) day period, or fails to actually purchase its Pro Rata Share of the Dilutive Issuance (other than as a result of the Corporation refusing to allow such holder to so purchase its Pro Rata Share), such holder shall be deemed to be a Nonparticipating Investor.

(2) To the extent of the percentage of the Pro Rata Share not purchased (the “Refused Percentage”) by each Nonparticipating Investor, that number of outstanding shares of Series B Preferred Stock held by such Nonparticipating Investor equal to the product of (x) the number of shares of such series held by the Nonparticipating Investor, times (y) the Refused Percentage, shall be converted automatically on the date (the “Closing Date”) of the applicable Dilutive Issuance (provided that the Corporation gave the Issuance Notice to such holder of Series B Preferred Stock) into an equal number of fully-paid and nonassessable shares of a new subseries of the Series B Preferred Stock to be known as Series B-[x] Preferred Stock, where x begins with the number one and is increased with each subsequent conversion which occurs after any Dilutive Issuance; provided, however, that prior to the Closing Date each Nonparticipating Investor shall have the right to convert such shares of Series B Preferred Stock into shares of Common Stock at the conversion rate in effect for such series as of the date of such conversion.

(3) Upon the conversion of Series B Preferred Stock held by a Nonparticipating Investor as set forth herein, such shares of Series B Preferred Stock shall no longer be outstanding on the books of the Corporation and may not be reissued, and the Nonparticipating Investor shall be treated for all purposes as the record holder of such shares of Series B-[x] Preferred Stock on the Closing Date. No shares of Series B-[x] Preferred Stock shall be issued except as set forth in this Section upon conversion of shares of Series B Preferred Stock.

(4) The rights, preferences, privileges and restrictions of the Series B-[x] Preferred Stock shall be identical in all respects to the Series B Preferred Stock except that the provisions of Section IV.C.4(d)(iii) shall not apply with respect to a Dilutive Issuance.

(5) Subject to Article V and Section IV.C.4(d)(ii)(4) hereof, the Board is hereby authorized and empowered to execute and file with the Secretary of

State of the State of Delaware a Certificate of Designation setting forth the number of shares of Series B Preferred Stock that will be redesignated as Series B-[x] Preferred Stock to which shares of such Series B-[x] Preferred Stock were converted and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such additional series of Preferred Stock.

(iii) Adjustments to Conversion Prices.

(1) In the event the Corporation shall at any time on or after the Original Issue Date issue or sell, or is, in accordance with Sections IV.C.4(d)(iv)(1) through IV.C.4(d)(iv)(7), deemed to have issued or sold, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series B Conversion Price in effect immediately prior to such issue or sale shall be reduced to the price determined by dividing (A) an amount equal to the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Series B Conversion Price and (ii) the consideration, if any, received by the Corporation upon such issue or sale, by (B) the total number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of such Additional Stock.

(2) In the event the Corporation shall at any time on or after the Original Issue Date issue or sell, or is, in accordance with Sections IV.C.4(d)(iv)(1) through IV.C.4(d)(iv)(7), deemed to have issued or sold, any Additional Stock without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series C Conversion Price in effect immediately prior to such issue or sale shall be reduced to the price determined by dividing (A) an amount equal to the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Series C Conversion Price and (ii) the consideration, if any, received by the Corporation upon such issue or sale, by (B) the total number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of such Additional Stock.

(3) In the event the Corporation shall at any time on or after the Original Issue Date issue or sell, or is, in accordance with Sections IV.C.4(d)(iv)(1) through IV.C.4(d)(iv)(7), deemed to have issued or sold, any Additional Stock without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series C-1 Conversion Price in effect immediately prior to such issue or sale shall be reduced to the price determined by dividing (A) the Series C Conversion Price in effect immediately following such issue or sale, by (B) the Series C Conversion Price that was in effect immediately prior to such issue or sale, and multiplying the quotient by the Series C-1 Conversion Price immediately prior to such issue or sale.

(4) In the event the Corporation shall at any time on or after the Original Issue Date issue or sell, or is, in accordance with Sections IV.C.4(d)(iv)(1) through IV.C.4(d)(iv)(7), deemed to have issued or sold, any Additional Stock without consideration or for a consideration per share less than the Series C-2 Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series C-2 Conversion Price in effect immediately prior to such issue or sale shall be reduced to the price determined by dividing (A) an amount equal to the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Series C-2 Conversion Price and (ii) the consideration, if any, received by the Corporation upon such issue or sale, by (B) the total number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of such Additional Stock.

(iv) For purposes of this Section IV.C.4(d), the following Sections IV.C.4(d)(iv)(1) through IV.C.4(d)(iv)(7) shall also be applicable.

(1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series B, Series C or Series C-2 Conversion Price, as the case may be, in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section IV.C.4(d)(iv)(3), no adjustment of the Series B, Series C, Series C-1 or Series C-2 Conversion Price, as the case may be, shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series B, Series C, Series C-1 or Series C-2 Conversion Price, as the case may be, in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in Section IV.C.4(d)(iv)(3), no adjustment of the Series B, Series C, Series C-1 or Series C-2 Conversion Price, as the case may be, shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Series B, Series C, Series C-1 or Series C-2 Conversion Price, as the case may be, have been or are to be made pursuant to other provisions of this Section IV.C.4(d), no further adjustment of the Series B, Series C, Series C-1 or Series C-2 Conversion Price, as the case may be, shall be made by reason of such issue or sale.

(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section IV.C.4(d)(iv)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section IV.C.4(d)(iv)(1) or IV.C.4(d)(iv)(2), or the rate at which Convertible Securities referred to in Section IV.C.4(d)(iv)(1) or IV.C.4(d)(iv)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series B, Series C, Series C-1 or Series C-2 Conversion Price, as the case may be, in effect at the time of such event shall forthwith be readjusted to the Series B, Series C, Series C-1 or Series C-2 Conversion Price, as the case may be, which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Series B, Series C, Series C-1 or Series C-2 Conversion Price, as the case may be, then in effect hereunder is thereby reduced, and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Series B, Series C, Series C-1 or Series C-2 Conversion Price, as the case may be, then in effect hereunder shall forthwith be increased to the Series B, Series C, Series C-1 or Series C-2 Conversion Price, as the case may be, which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(4) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(5) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board.

(6) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(7) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section IV.C.4(d).

(e) Additional Stock; Certain Issues Excepted. “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section IV.C.4(d)(iv)) by the Corporation other than the issuance of:

(i) up to an aggregate of 8,000,000 shares (as adjusted for stock splits, stock dividends, recapitalizations or the like and including all such shares issued prior to the date of the filing of this Amended and Restated Certificate of Incorporation) to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, less the number of shares (as adjusted for stock splits, stock dividends, recapitalizations or the like and including all such shares issued prior to the date of the filing of this Amended and Restated Certificate of Incorporation) issued or issuable to such persons pursuant to subscriptions, warrants, options, convertible securities or other rights outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation of Common Stock (the “Reserved Employee Shares”), plus such number of Reserved Employee Shares which are repurchased by the Corporation from such persons after such date pursuant to contractual rights held by the Corporation and at repurchase prices not exceeding the respective original purchase prices paid by such persons to the Corporation therefor;

(ii) securities issued solely in consideration for the bona fide acquisition (whether by merger or otherwise) by the Corporation or any of its subsidiaries of all or substantially all of the stock or assets of any other entity;

(iii) securities issued in connection with bank loans or equipment financings approved by the Board;

(iv) shares of Series C Preferred Stock and shares of Common Stock upon exercise of warrants outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation; and

(v) shares of Common Stock issued upon conversion of convertible securities outstanding on the date of filing of this Amended and Restated Certificate of Incorporation.

(f) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the applicable Conversion Price for each series of Preferred Stock in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the applicable Conversion Price for each series of Preferred Stock in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section IV.C.4(d)(iv)(4) by reason thereof.

(g) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the applicable Conversion Price in effect for such series of Preferred Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(h) Notice of Adjustment. Upon any adjustment of the applicable Conversion Price for any series of Preferred Stock, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, addressed to each holder of shares of such series of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the applicable Conversion Price for such of series of Preferred Stock resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

(i) Other Notices. Subject to Section IV.C.2(e), in case at any time:

(i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stuck any additional shares of stock of any class or other rights;

(iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, ease, abandonment, transfer or other disposition of all or substantially all its assets; or

(iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least twenty (20) days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, liquidation or winding up, as the case may be.

(j) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the applicable Conversion Price in effect at the time for each series of Preferred Stock. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price for any series of Preferred Stock if the total number of shares of Common Stock issued and issuable after such action upon conversion of such series of Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation of the Corporation.

(k) No Reissuance of Preferred Stock. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(l) Issue Tax. The issue of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

(m) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

(n) Mandatory Conversion. If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock at a price per share that is not less than $3.00 (as adjusted for any stock splits, stock dividends, recapitalizations or the like) or resulting in aggregate gross proceeds to the Corporation of not less than $15,000,000, then all outstanding shares of Series A Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Section IV.C.4. If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock at a price per share that is not less than $4.50 (as adjusted for any stock splits, stock dividends, recapitalizations or the like) or resulting in net proceeds to the Corporation of not less than $20,000,000, then all outstanding shares of Series B Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Section IV.C.4. If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock at a price per share that is not less than $5.43 (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and resulting in aggregate gross proceeds of not less than $40,000,000, then all outstanding shares of Series C, Series C-1 and Series C-2 Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Section IV.C.4. Notwithstanding the foregoing, (i) each share of Series A Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Section IV.C.4 upon the date specified by written consent or agreement by the holders of at least a majority of the Series A Preferred Stock, (ii) each share of Series B Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Section IV.C.4 upon the date specified by written consent or agreement by the holders of at least a majority of the Series B Preferred Stock, and (iii) each share of Series C, Series C-1 and Series C-2 Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Section IV.C.4 upon the date specified by written consent or agreement by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Series C, Series C-1 and Series C-2 Preferred Stock, voting together as a single class and not as separate series. Holders of shares of Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to Section IV.C.4(c). Until such time as a holder of shares of Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

(o) No Impairment. Except as otherwise approved pursuant to the requirements, if any, of Article V hereof, the Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section IV.C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

5. Increasing Common Stock. The number of authorized shares of Common stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority in interest of the capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

6. No Reissuance of Preferred Stock. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and any such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue only upon the filing with the Secretary of State of the State of Delaware a certificate of amendment of this Amended and Restated Certificate of Incorporation in compliance with the General Corporation Law of the State of Delaware.

7. Waivers. No provision of the terms of the Series A Preferred Stock may be waived without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock. No provision of the terms of the Series B Preferred Stock may be waived without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock. No provision of the terms of the Series C Preferred Stock may be waived without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred Stock. No provision of the terms of the Series C-1 Preferred Stock may be waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C-1 Preferred Stock. No provision of the terms of the Series C-2 Preferred Stock may be waived without the written consent or affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the then outstanding shares of Series C-2 Preferred Stock.

ARTICLE V.

A. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the approval of the holders of at least a majority of the then outstanding shares of Series A and Series B Preferred Stock, consenting or voting together as a single class on an as-converted basis, the Corporation will not create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series B Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series B Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series B Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation of the Corporation or by merger, consolidation or otherwise.

B. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the approval of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, the Corporation will not alter or change the designations, preferences or other special rights of the shares of Series B Preferred Stock so as to affect adversely the shares.

C. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the approval of the holders of at least a majority of the then outstanding shares of Series C-1 Preferred Stock, the Corporation will not alter or change the designations, preferences or other special rights of the shares of Series C-1 Preferred Stock so as to affect adversely the shares.

D. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred Stock, consenting or voting, the Corporation will not, whether by amendment to the Certificate of Incorporation of the Corporation, merger, consolidation or otherwise:

1. Create or authorize the creation of any additional equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series C Preferred Stock with respect to dividends, liquidation, redemption or voting, or increase the authorized amount of the Series C Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series C Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series C Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series C Preferred Stock with respect to dividends, liquidation, redemption or voting; or

2. Alter or change the designations, preferences or other special rights of the shares of Series C Preferred Stock so as to affect adversely the shares.

E. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series C-2 Preferred Stock, consenting or voting, the Corporation will not, whether by amendment to the Certificate of Incorporation of the Corporation, merger, consolidation or otherwise:

1. Create or authorize the creation of any additional equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the Series C-2 Preferred Stock with respect to dividends, liquidation, redemption or voting, or increase the authorized amount of the Series C-2 Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series C-2 Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series C-2 Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series C-2 Preferred Stock with respect to dividends, liquidation, redemption or voting; or

2. Alter or change the designations, preferences or other special rights of the shares of Series C-2 Preferred Stock so as to affect adversely the shares.

F. Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the approval of (i) the holders of at least a majority of the then outstanding shares of Series A and Series B Preferred Stock, consenting or voting together as a single class, and (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred Stock and Series C-2 Preferred Stock, consenting or voting (on an as-converted basis) together as a single class and not as separate series, the Corporation will not, whether by amendment to the Certificate of Incorporation of the Corporation, merger, consolidation or otherwise:

1. Consent to or effect any liquidation, dissolution, recapitalization, reorganization or winding up of the Corporation;

2. Sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

3. Declare or pay any dividend on shares of the Common Stock or Preferred Stock (other than a dividend payable solely in shares of Common Stock or a dividend contemplated by Section IV.C.1(a));

4. Amend or repeal the Certificate of Incorporation or By-laws of the Corporation;

5. Purchase or set aside any sums for the purchase of, pay or declare any dividend or make any distribution on, redeem or otherwise acquire any shares of stock other than the Senior Preferred pursuant to Section IV.C.1, except for (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (ii) the purchase of shares of Common Stock from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation for such shares; or

6. Enter into any transactions in which control of the Corporation is transferred in one or a series of transactions in which (A) the Corporation is a party to the operative agreement or agreements or (B) the Board recommends that the stockholders of the Corporation accept or approve such transaction or series of transactions.

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, subject to the provisions of Section IV.C.5, the Board is expressly authorized and empowered to make, alter, amend or repeal the By-laws in any manner not consistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation.

ARTICLE VII.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX.

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI.

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and further provided that no such advancement of expenses shall be made if it is determined that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful.

The Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class (on an as-converted basis), which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

ARTICLE XII.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President this      day of November, 2005.

ACHILLION PHARMACEUTICALS, INC.

By:	/S/ MICHAEL D. KISHBAUCH
Michael D. Kishbauch President